UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2008
BANKATLANTIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Florida	34-027228	65-0507804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-5000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 8.01 Other Events
     In October 2008, the U.S. Treasury announced the Capital Purchase Program (“CPP” or “Program”) to invest capital into U.S. financial institutions pursuant to which institutions may issue senior preferred stock to the Treasury and receive proceeds of up to 3 percent of risk-weighted assets.
     While the Treasury generally requires that participation in the CPP be at the highest tier holding company that is considered a Qualifying Financial Institution (“QFI”), we believe BFC Financial Corporation, our highest tier holding company, is not eligible based on the predominate financial activities test. By definition, QFIs include holding companies which engage solely or predominately in activities that are permitted for financial holding companies under relevant law. Savings institutions are also eligible to participate directly in the CPP in these circumstances. In this respect, we would note that the “Process Related FAQs for Capital Purchase Program” posted on the Treasury website specifically states that “...all FDIC-insured depositary institutions are covered by the definition of QFI” and that “...FDIC-insured institutions could have direct access to the Program if they are part of a holding company structure that does not meet the [predominate financial activities] requirement”.
     Accordingly, we believe that either BankAtlantic Bancorp or BankAtlantic is eligible to participate in the CPP. As such, on November 13, 2008, BankAtlantic Bancorp and BankAtlantic submitted a combined application to participate in the program at either BankAtlantic Bancorp or BankAtlantic at the maximum level of 3% of BankAtlantic’s total risk-weighted assets or approximately $124 million.
     BankAtlantic continues to be well-capitalized with capital levels exceeding all regulatory requirements. Although we are considering participating in the CPP to further strengthen BankAtlantic’s capital base and further support the customers in our markets, we do not believe that participation in the Program is necessary for BankAtlantic to maintain its well-capitalized status. Although the application to participate in the CPP has been filed, there is no assurance that we will participate in the Program or the amount of any such participation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKATLANTIC BANCORP, INC. Date: November 14, 2008
By:	/s/ Valerie C. Toalson
Valerie C. Toalson,
Executive Vice President and Chief Financial Officer

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